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                                                                    EXHIBIT 10.4

                                   OPBIZ, LLC

                              EMPLOYMENT AGREEMENT

         This Agreement is made between OpBiz, LLC ("the Company") and Michael Mecca ("Executive").

         1. EMPLOYMENT. The Company agrees to employ the Executive and the Executive agrees to be employed by the Company in the capacity of President and Chief Executive Officer, as set forth herein, reporting directly to the Company's Board of Managers. Until the expiration or sooner termination of this Agreement pursuant to Section 4 below, Executive shall also enjoy a seat on the Board of Managers of the Company. Executive warrants and represents that, to the extent such employment requires licensing by the Nevada Gaming Commission, Executive is able to secure such licensing and there are no threatened or pending actions against Executive which would compromise such licensing efforts.

         2. TERM. Executive's employment with the Company pursuant to this Agreement commenced May 11, 2003 ("Services Commencement Date") and shall continue for a period of five years subject to the terms and conditions set forth herein.

         3. PERFORMANCE OF DUTIES. The Executive agrees to devote his full-time efforts to the discharge of his responsibilities and duties under this Agreement and such other hours and efforts as may be reasonably necessary. From and after the Services Commencement Date until the expiration or sooner termination of this Agreement in accordance with Section 4 herein, Executive shall not, without the consent of the Company, directly or indirectly, provide services to or for any person or firm for compensation, or engage in any practice that competes with the interest of the Company.

         4. TERMINATION OF AGREEMENT. The Company shall have the right to terminate this Agreement and the employment of Executive (i) at any time and without liability for "Cause" (defined below); and (ii) at any time without "Cause" upon the payment to Executive of twelve (12) months of the then Base Pay (defined below); provided however, Executive shall have the right to terminate this Agreement and the employment of Executive (i) without liability and at any time for "Good Reason" (defined below); and (ii) at any time without "Good Reason" upon ninety (90) days prior written notice to the Company.

         For purposes this Agreement, "Cause" is defined as Executive's (i) loss of Executive's key license issued by the Nevada Gaming Commission; (ii) conviction of Executive of a felony; (iii) any material breach of this Agreement by Executive; provided, however, in the event of such a breach, the Company shall give written notice of such breach and the Executive shall have ten (10) business days to cure such breach; or (iv) the Executive shall engage in any unauthorized, morally-bankrupt activity which shall be determined by a two-thirds (2/3) vote of the Board of

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Managers, acting reasonably, to have a material and adverse impact on the
Company's name, reputation or goodwill in the Las Vegas, Nevada community.

         For purposes of this Agreement, "Good Reason" is defined as (i) the assignment to Executive of duties incommensurate with his status as President and Chief Executive Officer, or any material reduction of the Executive's duties, authority or responsibilities or any reduction, whether material or not, in Executive's title or reporting responsibilities, relative to Executive's duties, authority, responsibilities, title or reporting responsibilities as in effect immediately prior to such reduction, except if agreed to in writing by the Executive; (ii) a reduction by the Company in the Executive's Base Pay, or Bonus as in effect immediately prior to such reduction; (iii) the relocation of the Executive to a facility or location more than thirty-five (35) miles from the Executive's then present location, without the Executive's written consent; or (iv) any material breach of this Agreement by the Company; provided, however, in the event of such a breach, the Executive shall give the Company written notice of such breach and the Company shall have ten (10) business days to cure such breach.

         This Agreement shall automatically renew upon expiration for successive five (5) year periods unless notice is given no less than ninety (90) days prior to the expiration of the term or any renewal thereof by either party of its intention not to so renew.

         5. COMPENSATION. From and after the Services Commencement Date and until the expiration or sooner termination of this Agreement in accordance with the terms and conditions set forth in Section 4 above, the Company shall pay or provide to the Executive as compensation for the services of the
Executive:

                  (a) An annual base salary of $450,000 per year, payable in such installments as the Company may provide, but not less than once per month; such amount to be adjusted annually by the Board of Managers, commencing April 11, 2005 and then annually thereafter within thirty (30) days of April 11th of any subsequent year (but in any event no less than $450,000 per annum) (the "Base Pay"); and

                  (b) A performance based bonus payment representing a percentage of the Base Pay received by Executive for such twelve month period ("Bonus"), payable within 30 days after the end of each year following determination of the Bonus by the Board of Managers, as follows:

                           (i) From the Services Commencement Date until December 31, 2003, the Bonus shall be calculated as a fixed $250,000 for the 2003 calendar year, however, in the event that the Company assumes operating control of the Aladdin property (the "Company Takeover"), prior to December 31, 2003, the Bonus shall be calculated as a fixed $250,000 per annum bonus payment,

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                                    calculated on a pro-rata annualized basis,
                                    and the Bonus for the rest of the year shall be calculated on a pro-rata basis as set forth in Section (b)(iii) such that, in any event, the minimum Bonus calculation for 2003 shall be $250,000.

                           (ii) In the event that the Company Takeover does not occur on or before December 31, 2003, then from January 1, 2004 until the Company Takeover the Bonus shall be calculated as a fixed $250,000 per annum bonus payment, calculated on a pro-rata annualized basis.

                           (iii) From and after the Company Takeover until such time as the Company shall commence its construction and rebranding efforts (the "Rebranding Commencement"), the Bonus shall be determined on an incremental, pro rata basis such that the Executive's bonus will equal, for example, 100% of the Executive's Base Pay in the event that 100% of projected EBITDA is achieved, 110% of the Executive's Base Pay in the event that 110% of projected EBITDA is achieved, or 200% of the Executive's Base Pay in the event that 200% of projected EBITDA is achieved, etc. with EBITDA being calculated at 110% of the EBITDA of the Aladdin property prior to the Company Takeover, such Bonus to be calculated on a pro-rata annualized basis. During this period of time, Executive will only receive a Bonus in the event that 100% of the projected EBITDA, or greater, is achieved.

                           (iv) From and after the Rebranding Commencement until such time as the hotel/casino property is re-opened to the public (the "Public Reopening"), 50% of the Bonus shall be determined on an incremental, pro-rata basis such that the Executive's Bonus will equal, for example, 100% of the Executive's Base Pay in the event that 100% of projected EBITDA is achieved, 110% of the Executive's Base Pay in the event that 110% of projected EBITDA is achieved, or 200% of the Executive's Base Pay in the event that 200% of projected EBITDA is achieved, etc., and 50% of the Bonus shall be determined on a sliding scale based on actual CAPEX against budget as established by the Board of Managers, such Bonus to be calculated on a pro-rata annualized basis. During this period of time, Executive will only receive a Bonus in the event that 100% of the projected EBITDA, or greater, is achieved.

                           (v) From and after the Public Reopening, the Bonus shall be determined on an incremental, pro-rata basis such that the

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                                    Executive's Bonus will equal, for example,
                                    100% of the Executive's Base Pay in the
                                    event that 100% of projected EBITDA is
                                    achieved, 110% of the Executive's Base Pay in the event that 110% of projected EBITDA is achieved, or 200% of the Executive's Base Pay in the event that 200% of projected EBITDA is achieved, etc., such Bonus to be calculated on a pro-rata annualized basis. During this period of time, Executive will only receive a Bonus in the event that 100% of the projected EBITDA, or greater, is achieved.

                           For purposes of Sections 5(b)(iv) and 3(b)(v) above, EBITDA shall be the following:

                           First year following Rebranding Commencement - $33 million;
                           Second year following Rebranding Commencement - $69 million;
                           Third year following Rebranding Commencement - $99 million;
                           Fourth year following Rebranding Commencement - $103 million;
                           Fifth year following Rebranding Commencement - $105 million; or

                           such other revised EBITDA figures as may be mutually agreed to in writing by the parties hereto.

                           In the event of any termination other than a termination by the Company of the Executive for "Cause," the Company shall pay to Executive all accrued but unpaid Bonus up to such date of termination, as determined by the Board of Managers utilizing the above formulas against year to date budgets and adjusted for budgeted seasonality.

                  (c) STOCK OPTIONS. Executive shall receive stock options representing an amount equal to three percent (3%) of the outstanding equity of Company as of April 11, 2003; such stock options to vest automatically in accordance with the following schedule:

                           (i) 33 1/3% on April 11, 2004, provided that Executive is still employed by Company;

                           (ii) 33 1/3% on April 11, 2005, provided that Executive is still employed by Company; and

                           (iii) the remainder on April 11, 2006, provided that Executive is still employed by Company;

                           The exercise price for such stock shall be based on a current subscription valuation and payable by Executive to Company upon exercise of such stock options once vested. In the event that this Agreement expires or is

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                           sooner terminated in accordance with Section 4 above,
                           whether due to the resignation of Executive or otherwise, any vested options must be exercised within ninety (90) days of such expiration or sooner termination and Executive shall also be entitled to exercise the pro-rata share of stock options scheduled to vest during that year, if any.

                           It is anticipated as of the date of this Agreement that the current per share valuation is approximately $1.0 million per 1%. The stock options shall have customary non-discrimination and tag-along rights.

                           During the term of this Agreement and thereafter, the Company shall retain a right of first refusal (the "ROFR") with respect to any sale by Executive of any shares in the Company. In order to exercise the ROFR, the Company shall have the option, within thirty (30) days after receiving the terms and conditions of a bona fide third party offer for all or a portion of shares owned by Executive, to purchase such shares at the cash equivalent of such offer.

                  (d) EMPLOYEE BENEFITS. During Executive's employment with the Company, Executive shall be eligible to participate in (i) all employee benefit plans currently and hereafter maintained by the Company for senior management, including, without limitation, life, group health, disability insurance, incentive, profit sharing, savings, deferred compensation and retirement plans, practices, policies and programs according to their terms, and; (ii) such other employee benefits as are set forth in this Agreement.

         6. HEALTH INSURANCE. During the term of this Agreement, the Company shall provide to Executive and his wife, Sandra Mecca, family health insurance that is to be 100% funded by the Company (i.e., no deductibles or out of pocket expenses). Additionally, once per year, Executive and his wife may obtain, at the Company's expense, a comprehensive physical examination at the clinic or health care facility of Executive's choice.

         7. EXPENSES. During the term of this Agreement, the Company will pay or reimburse Executive for all travel, entertainment and other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive's duties hereunder.

         8. DISABILITY INSURANCE. During the term of this Agreement, the Company will obtain the greatest amount of disability insurance available to Executive.

         9. LIFE INSURANCE. During the term of this Agreement, the Company will obtain term life insurance for Executive in an amount equal to five times the amount Executive's Base Salary, payable to the beneficiary designated by Executive.

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         10.      AUTOMOBILE. During the term of this Agreement, the Company shall pay Executive a monthly auto allowance of $2,000.00 and reimburse Executive for the maintenance and insurance costs of such automobile.

         11. D&O INSURANCE. During the term of this Agreement, the Company agrees to maintain director and officer liability insurance in scope and amounts reasonably satisfactory to Executive.

         12. INDEMNIFICATION. The Company shall indemnify Executive to the same extent as other senior executives and directors of the Company are indemnified. The foregoing indemnification shall not be inclusive of any other right which Executive may have or hereafter acquire under any statute, provision of the Articles of Organization or Operating Agreements, agreement, vote of stockholders or disinterested directors or otherwise. The foregoing indemnification shall not be deemed to affect any rights to subrogation which may exist in any policy of directors and officers liability.

         13. VACATION. Executive shall be entitled to paid vacation of four weeks per year in accordance with the Company's vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.

         14. LEGAL FEE REIMBURSEMENT. The Company agrees to reimburse Executive for the legal fees incurred arising solely from the termination of his prior employment and entering into this Agreement upon receiving an invoice for such legal fees; provided, however, the Company shall not have an obligation to reimburse the Executive for legal fees arising out of his unauthorized violation of any provision during said Agreement.

         15. FRINGE BENEFIT GROSS-UP. Executive will be fully "grossed-up" by the Company for any imputed income required to be recognized under Sections 6, 7, 8, 9 and 10 hereof so that the economic effect to Executive is the same as if these benefits were provided to Executive on a non-taxable basis.

         16. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

         17. NOTICES. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if delivered personally or three (3) days after being mailed by registered or certified mail, or sent by Federal Express or some other private express delivery company, return receipt requested, prepaid and addressed to the parties

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or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

         If to the Company:

         If to Executive:    Michael Mecca
                             51 Princeville Lane
                             Las Vegas, Nevada 89113

         18. GUARANTEE. Doug Teitelbaum and Robert Earl hereby unconditionally and irrevocably guarantee to Executive the performance of all payment obligations of the Company, its successors and assigns with respect to the Agreement until such time as the Company Takeover occurs.

         19. SEVERABILITY. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

         20. ENTIRE AGREEMENT. This Agreement represents the entire agreement and understanding between the Company and Executive concerning Executive's employment and director relationship with the Company, and supersedes and replaces any and all prior agreements and understandings concerning Executive's employment relationship with the Company.

         21. NO ORAL MODIFICATION, CANCELLATION OR DISCHARGE. This Agreement may only be amended, canceled or discharged in writing signed by Executive and the Company.

         22. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Nevada.

         23. CONFIDENTIALITY. The parties hereto agree that this Agreement and the terms contained herein constitute confidential information which shall not be directly or indirectly disclosed to any third party or recorded in any public records except to the extent that such disclosure is required to implement or enforce the terms of this Agreement, as may be required by law.

         24. MISCELLANEOUS. The rights and duties of the parties hereunder are personal and may not be assigned or delegated without the express written consent of all other parties to this Agreement. The captions used herein are solely for the convenience of the parties and are not used in construing this Agreement. Time is of the essence of this Agreement and the performance by each party of its or his duties and obligations hereunder. The prevailing party in

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any litigation, arbitration or mediation relating to this Agreement shall be entitled to recover its reasonable attorney's fees from the other party. This Agreement may be signed in more than one counterpart, in which case each counterpart shall constitute an original of this Agreement. Facsimile signatures shall be treated as original signatures for all purposes.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement.

         OPBIZ, LLC

         ------------------------------
              By:
              Dated: April 11, 2003

         MICHAEL MECCA

         ------------------------------
              Dated: April 11, 2003

         ROBERT EARL

         ------------------------------
              Dated: April 11, 2003

         DOUG TEITELBAUM

         ------------------------------
              Dated: April 11, 2003

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